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                                                                    EXHIBIT 8(b)

                        [PEPPER HAMILTON LLP LETTERHEAD]

                                                                January 18, 2001

Bluestone Software, Inc.
300 Stevens Drive
Philadelphia, PA 19113-4597

Ladies and Gentlemen:

    We have acted as counsel to Bluestone Software, Inc., a Delaware corporation (the "Company"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of October 24, 2000 (the "Merger Agreement"), by and among the Company, Hewlett-Packard Company, a Delaware corporation ("Parent"), and Beta Acquisition Corporation, a Delaware corporation ("Sub"). This opinion is being issued pursuant to Section 7.3(c) of the Merger Agreement. Capitalized terms not otherwise defined herein have the meaning given to them in the Merger Agreement.

    Pursuant to the Agreement, Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"). In the Merger, each share of Company Common Stock will be converted into the right to receive
 .4866 of a fully paid and nonassessable share of Parent Common Stock, and each share of Sub Common Stock will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Stockholders of the Company will receive cash in lieu of fractional interests in shares of Parent Common Stock incident to the Merger.

    Parent has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (as amended, the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Parent Common Stock to be issued in the Merger. This opinion letter is being furnished in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act.

    In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the Stock Option Agreement dated October 24, 2000, by the Company in favor of Parent (collectively, the "Transaction Documents"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the transaction set forth in the Transaction Documents are true, correct and complete and will continue to be true, correct and complete at all times; (iii) the representations made to us by Parent, Sub, and the Company in their letters to us dated the date hereof, upon which we are relying for purposes of this opinion (such letters, the "Representation Letters"), are true, correct and complete; and (iv) any representations made in the Merger Agreement or the Representation Letters that are "to the best knowledge of" or similarly qualified are correct, in each case without such qualification. We have also assumed that the shares of Company Common Stock are held as capital assets by the stockholders of the Company.

    In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company we have assumed that such
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Bluestone Software, Inc.
January 18, 2001
Page 2

parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents.

    Based upon and subject to the foregoing, and subject to the qualifications and exceptions heretofore and hereinafter set forth, it is our opinion that the Merger (taking into account the Upstream Merger) will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have not been asked to address, and we have not addressed, any other federal income tax considerations or any state, local, foreign, or other tax considerations relating to the Merger.

    If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

    We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement, the reference to this opinion letter under the heading "Material United States Federal Income Tax Consequences of the Mergers" in the Proxy Statement--Prospectus which forms a part of the Registration Statement and the reference to our firm under the heading "Legal Matters" in such Proxy Statement--Prospectus. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

    This opinion may be relied upon solely by the Company.

                                          Very truly yours,

                                          /s/ PEPPER HAMILTON LLP